                                                  Filed Pursuant to Rule 424(B)3
                                                  Registration number 333-93917

Prospectus Supplement
(To Prospectus dated February 9, 2000, as supplemented by Prospectus Supplement dated February 24, 2000, and Prospectus Supplement dated April 20, 2000)


                           Liberty Media Corporation
                   4% Senior Exchangeable Debentures due 2029

                            _______________________

     The person named in the table below is a "selling security holder," as that term is used in the prospectus, dated February 9, 2000, as supplemented, which covers the sale from time to time by the selling security holders named therein and in any prospectus supplement of $868,789,000 original principal amount of Liberty Media Corporation's 4% Senior Exchangeable Debentures due 2029. The selling security holder named below held $5,001,000 principal amount of debentures at February 9, 2000, which debentures were acquired pursuant to Rule 144A. Thereafter, the selling security holder named below acquired an additional $7,569,000 principal amount of debentures in Rule 144A transactions from persons named as selling security holders in the prospectus or indirectly referred to in the prospectus under the entry "any other holder of debentures as of the date of this prospectus," which appears in the table under the caption "Selling Security Holders" in the prospectus.

     The following table sets forth, as of May 30, 2000, the principal amount of debentures that may be sold by the referenced selling security holder pursuant to the prospectus, as supplemented hereby. Because selling security holders may sell all or some of their debentures from time to time under the prospectus, as supplemented, no estimate can be given at this time as to the principal amount of debentures that will be held by any selling security holder following any particular sale of debentures by it.

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                                               Principal amount of    Percentage of
                                              debentures that may be   outstanding
Name                                                sold ($)           debentures
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
Merrill Lynch, Pierce Fenner & Smith Inc.           $12,570,000                 1.4%
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

                            _______________________

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the prospectus. Any representation to the contrary is a criminal offense.

                            _______________________

            The date of this Prospectus Supplement is May 30, 2000.